UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 31, 2024

ZRCN Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-56380	83-2756695
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1580 Dell Avenue, Campbell, CA. 95008.

(Address of principal executive offices and zip code)

(408) 963-4550

Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Exchange Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.0001 per share

(Title of class)

Item 1.01	Entry into a Material Definitive Agreement

On May 31, 2024, ZRCN Inc., a Delaware corporation (the “Company”), and its wholly owned subsidiary, Zircon Corporation, a California corporation (“Zircon”), and its affiliates, Zircon de Mexico, S.A. de C.V. and Zircon Corporation Ltd. (collectively the “Affiliates”), entered into a Revolving Credit Agreement (the “Credit Agreement”) with FGI Worldwide LLC, as Agent for the lender (“FGI”). The Credit Agreement provides for a $15 million senior secured revolving credit facility (the “Credit Facility”) available to be used by the Company, Zircon and its Affiliates for replacement and discharge of the Company’s current US Bank loan of $8,750,000 and the ability to increase its borrowings from FGI for working capital purposes. The Company, Zircon and the Affiliates are guarantors of all of the obligations under the Credit Agreement and the Company’s four principal shareholders are limited guarantors thereof. The Credit Facility matures on May 31, 2027, increasing the term of US Bank’s replaced credit facility by nearly 3 years and the available credit limit from $10 million to $15 million.

The Credit Facility provides increased financial flexibility for the Company to pursue its long-term growth strategies, both domestically and internationally.

Under the Credit Facility, the Company will pay a base rate and interest rate according to the following terms:

Base Rate: The Base Rate means the sum of Term SOFR for a period of one month, published by the CME Group Benchmark Administration Limited (or any successor administrator of Term SOFR) two business days prior to the beginning of the calendar month and a percentage equal to 0.10% (10 basis points) per annum. If at any time the displayed Term SOFR is less than 0.00%, Term SOFR is deemed to be 0.00%, for the purposes of the credit facility.

Interest: Outstanding amounts on Receivable Advances and Inventory Advances accrue interest at the greater of 5.25% per annum or 3.00% above the Base Rate. Interest is charged on the last day of each month on a daily net balance of funds advanced or otherwise charged to the Company’s account.

The Credit Agreement requires the Company to comply with maximum total net leverage and minimum fixed charge coverage ratios. In addition, the Credit Agreement contains other standard affirmative and negative covenants such as those which (subject to certain thresholds) limit the ability of the Company and its subsidiary and affiliates to, among other things, incur debt, incur liens, engage in mergers, consolidations, liquidations or acquisitions, enter into new lines of business not related to the Company’s current lines of business, make certain investments, make distributions on or repurchase its equity securities, engage in transactions with affiliates, or enter into certain hedging obligations outside the Company’s normal course of business without the approval of FGI, which will not be withheld unreasonably. Events of default under the Credit Agreement include, among other things, payment defaults, breaches of representations, warranties or covenants, defaults under material indebtedness, certain events of bankruptcy or insolvency, judgment defaults, certain defaults or events relating to employee benefit plans or a change in control of the Company. The events of default would permit the lender to terminate commitments and accelerate the maturity of borrowings under the Credit Facility if not cured within applicable grace periods.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full and complete terms of the Credit Agreement. A full copy of the Credit Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZRCN Inc.

Date: June 6, 2024	By:	/s/ Ron Bourque
Ron Bourque
Chief Financial Officer

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